UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2011

KBS STRATEGIC OPPORTUNITY REIT, INC.
(Exact name of registrant specified in its charter)
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Maryland	000-54382	26-3842535
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
Renewal of Advisory Agreement
On October 8, 2011, KBS Strategic Opportunity REIT, Inc. (the “Company”) renewed its advisory agreement with KBS Capital Advisors LLC. The renewed advisory agreement is effective through October 8, 2012; however, either party may terminate the renewed advisory agreement without cause or penalty upon providing 60 days’ written notice. The terms of the renewed advisory agreement are identical to those of the advisory agreement that was previously in effect, except that in the October 8, 2011 renewal of the advisory agreement, the Company made a conforming change to the treatment of proceeds from the prepayment, maturity, workout or other settlement of any loan or other permitted investment that are reinvested in another asset within 180 days of such settlement. As amended and as with the proceeds from the sale of an investment, the advisory agreement provides that such proceeds from the prepayment, maturity, workout or other settlement of any loan or other permitted investment will be included in calculations used to determine whether payments are due to the advisor for certain performance fees. As before the renewal, in the renewed agreement the Company will not pay a disposition fee to the advisor upon the maturity, prepayment or workout of a loan or other debt-related investment, provided that if the Company negotiates a discounted payoff with the borrower the Company may pay a disposition fee and if the Company takes ownership of a property as a result of a workout or foreclosure of a loan, the Company may pay a disposition fee upon the sale of such property.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS STRATEGIC OPPORTUNITY REIT, INC.

Dated: October 12, 2011	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer